Exhibit 5.1

Icon Energy Corp.
c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece

June 21 , 2024

Re: Icon Energy Corp.

Ladies and Gentlemen:

We have acted as counsel to Icon Energy Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 (File No. 333-279394) (the “Registration Statement”) as filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on May 14, 2024, as thereafter amended or supplemented, under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the initial public offering (the “Offering”) of the Company’s common shares, par value $0.001 per share (the “Common Shares”) and a warrant to purchase Common Shares that will be issued to the underwriter (the “Representative”) for the Offering (the “Representative’s Warrant”). The Common Shares underlying the Representative’s Warrant are referred to as the “Representative’s Warrant Shares.”

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (as amended or supplemented, the “Prospectus”) included in the Registration Statement; (iii) the form of Underwriting Agreement to be entered into between the Company and the Representative relating to the issuance of the Common Shares and the Representative’s Warrant in connection with the Offering, (iv) the form of Representative’s Warrant and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed (i) the legal capacity of each natural person, (ii) the genuineness of all signatures (including electronic signatures) and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.  We have not independently verified the facts so relied on.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith, and (iii) all Common Shares will be issued in compliance with applicable U.S. federal and state securities and other laws (other than the laws of the Republic of the Marshall Islands in respect of which we are opining).

With respect to the Representative’s Warrant, we have assumed that, as of each and every time any of the Representative’s Warrant is exercised, the Company will have a sufficient number of authorized and unissued Representative’s Warrant Shares available for issuance under its Amended and Restated Articles of Incorporation. Further, we have assumed that, at or prior to the time of the delivery of any of the Representative’s Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Representative’s Warrant Shares.

This opinion letter is limited to Marshall Islands law and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that:

(a)	The Common Shares have been duly authorized by the Company, and when issued, sold, and paid for as contemplated in the Prospectus, will be validly issued, fully paid and non-assessable.

(b)	The Representative’s Warrant and the Representative’s Warrant Shares have been duly authorized by the Company.

(c)
When the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant will constitute a valid and legally binding obligation of the Company in accordance with its terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

(d)
Assuming the Representative’s Warrant is issued and delivered as contemplated in the Prospectus, the Representative’s Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Representative’s Warrant in accordance with its terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the discussion of this opinion in the Registration Statement and related prospectus, to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters”, “Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders” and “Tax Considerations—Marshall Islands Tax Consequences” in the Registration Statement and related prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP